Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal First Quarter Ended April 21, 2013

Greenwood Village, CO — May 21, 2013 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 21, 2013.

Fiscal First Quarter 2013 Financial Highlights:

•                  Earnings per diluted share were $0.66, compared to fiscal first quarter 2012 earnings per diluted share of $0.71.

•                  Total revenues increased 2.3% to $306.3 million; Company-owned comparable restaurant revenues increased 2.2% compared to the same period a year ago.

•                  Restaurant-level operating profit margin increased to 21.5% from 21.2% (See Schedule I).

Net income for the 16 weeks ended April 21, 2013, was $9.5 million compared to $10.6 million in the 16 weeks ended April 15, 2012.

“Overall, we were pleased with Red Robin’s business performance during the first quarter as we achieved our 11th consecutive quarter of same store sales growth and we continued expansion of our operating margins,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Seasonality shifts from changes in our reporting period and media timing had a negative impact on our guest traffic and earnings in the first quarter this year.  However, we remain encouraged by our strong guest counts relative to the casual dining category as a whole.  We also made significant progress on our strategic road map initiatives, including the promising results we achieved with our brand transformation initiative. Our success to date gives us the confidence that we are positioning Red Robin for continued growth and profitability.”

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 2.3% to $306.3 million in the first quarter of 2013 from $299.5 million in the fiscal first quarter of 2012.

System-wide restaurant revenues in the first quarter of 2013 totaled $416.6 million, compared to $414.2 million in the same period last year at constant currency rates.

Comparable restaurant revenues increased 2.2% for Company-owned restaurants in the first quarter of 2013 compared to the prior year.  In the first quarter, guest counts decreased 0.6% on a comparable basis while average guest check increased 2.8%.  The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for 2012, vary from the Company’s fiscal reporting by one week.

Restaurant revenue performance

	Q1 2013	Q1 2012
Average weekly sales per unit:
Company-owned* - Total	$55,978	$56,303
Company-owned* - Comparable	$55,982	$54,794
Franchised units	$54,171	$54,702
Total operating weeks:
Company-owned units	5,444	5,244
Franchised units	2,128	2,186

*Includes Company-owned casual dining restaurants only

Restaurant-level operating profit margins at Company-owned restaurants were 21.5% in the first quarter of 2013 compared to 21.2% in the first quarter of 2012, an improvement of 30 basis points.  The higher margins resulted primarily from lower food and beverage costs and other operating costs as a percentage of sales, partially offset by higher labor expenses and occupancy costs.  Schedule I of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Other Results

Depreciation and amortization costs were $17.8 million, an increase of $1.2 million from the first quarter of 2012 due primarily to the opening of new restaurants and the placing of new information technology systems into service.

General and administrative costs were $29.0 million, an increase of $3.5 million in the first quarter of 2013 due mainly to investments in talent to support value-enhancing initiatives and higher incentive-based compensation. Selling expenses were $8.6 million in the first quarter of 2013, an increase of $0.3 million from a year ago.

Net interest expense was $1.1 million, a decrease of $0.7 million from the same period a year ago as a result of the Company’s debt refinancing in December 2012 as well as lower average borrowings.

The Company had an effective tax rate of 23.9% in the first quarter of 2013, compared to a 24.1% rate in the same period a year ago.

Restaurant Openings

As of the end of the first quarter of 2013, there were 337 Company-owned Red Robin® restaurants, five Red Robin’s Burger Works® and 133 franchised Red Robin restaurants — a total of 475 locations.  In the first quarter of 2013, the Company opened three new Red Robin restaurants.

Balance Sheet and Liquidity

On April 21, 2013, the Company had cash and cash equivalents of $17.4 million and total debt of $100.2 million, including $9.7 million of capital lease liabilities.

During the first quarter of 2013, cash generated from operations totaled $40.4 million compared to $29.6 million in the first quarter of 2012, and capital investments amounted to $13.6 million compared to $10.4 million in the same period a year ago.

Outlook for 2013

Red Robin’s 2013 fiscal year consists of 52 weeks ending on December 29, 2013, compared to fiscal 2012, which consisted of 53 weeks.

In 2013, the Company expects comparable restaurant sales growth of 2.5% to 3.0% compared to 2012 based on a combination of increases in prices, items sold per guest and increased guest visits.

The Company is increasing its projected capital investments to approximately $70 million.  The Company plans to open 20 new company-owned Red Robin restaurants in addition to several Red Robin’s Burger Works restaurants and intends to remodel 20 existing Red Robin restaurants as part of its brand transformation initiative.

Restaurant-level operating profit margins in 2013 are expected to be near 20.9%.

General and administrative costs are expected to be near $87 million, while selling expenses are expected to be approximately 2.8% of sales.  Depreciation is projected to be between $59 million and $60 million, including accelerated depreciation associated with the remodeling program.

The income tax rate in 2013 is expected to be near 24%.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2013 is estimated to be $0.23 on an annualized basis.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $187,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its first quarter 2013 results today at 10:00 a.m. ET. The conference call number is (877) 741-4249, or for international callers (719) 325-4805.   The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, May 28, 2013.  The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 6811617.   The webcast replay will also be available on the Company’s website until midnight on Sunday, July 14, 2013.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment. Red Robin’s award-winning burgers have earned the title of Best Burger in the full-service category in the Zagat Fast Food Survey four years in a row. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. There currently are 475 Red Robin locations across the United States and Canada, including 337 company-owned Red Robin restaurants and five Red Robin’s Burger Works locations, and 133 Red Robin restaurants operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share, restaurant sales, new restaurant growth, brand transformation initiative, future economic performance, costs and capital expenditures, certain statements under the heading “Outlook for 2013” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” or “estimate,”  or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 21, 2013	April 15, 2012

Revenues:
Restaurant revenue	$301,313	$294,642
Franchise royalties, fees and other revenue	5,036	4,817
Total revenues	306,349	299,459

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	74,982	75,075
Labor	101,882	98,606
Other operating	37,090	37,405
Occupancy	22,573	21,114
Depreciation and amortization	17,834	16,652
General and administrative	28,967	25,500
Selling	8,641	8,377
Pre-opening costs	834	983
Total costs and expenses	292,803	283,712

Income from operations	13,546	15,747

Other expense:
Interest expense, net and other	1,089	1,833

Income before income taxes	12,457	13,914
Provision for income taxes	2,977	3,356
Net income	$9,480	$10,558
Earnings per share:
Basic	$0.67	$0.72
Diluted	$0.66	$0.71
Weighted average shares outstanding:
Basic	14,062	14,611
Diluted	14,341	14,894

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	April 21, 2013	December 30, 2012
Assets:
Current Assets:
Cash and cash equivalents	$17,375	$22,440
Accounts receivable, net	9,198	16,386
Inventories	18,325	18,371
Prepaid expenses and other current assets	8,952	13,439
Deferred tax asset and other	3,238	3,868
Total current assets	57,088	74,504

Property and equipment, net	410,573	413,258
Goodwill	62,525	62,525
Intangible assets, net	36,892	37,203
Other assets, net	9,633	9,642
Total assets	$576,711	$597,132

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,974	$14,241
Construction-related payables	4,682	4,694
Accrued payroll and related liabilities	33,371	31,476
Unearned revenue, net	20,552	28,187
Accrued liabilities and other	29,738	23,685
Total current liabilities	102,317	102,283

Deferred rent	46,327	44,801
Long-term portion of credit facility	90,500	125,000
Long-term portion of capital lease obligations	8,960	9,211
Other non-current liabilities	8,656	8,918
Total liabilities	256,760	290,213

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000 shares authorized; 17,656 and 17,499 shares issued; 14,156 and 13,999 shares outstanding	18	17
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 3,500 and 3,500 shares, at cost	(107,589)	(107,589)
Paid-in capital	189,561	185,974
Accumulated other comprehensive gain (loss), net of tax	(31)	5
Retained earnings	237,992	228,512
Total stockholders’ equity	319,951	306,919
Total liabilities and stockholders’ equity	$576,711	$597,132

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen weeks ended April 21, 2013 and April 15, 2012, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 21, 2013		April 15, 2012
Restaurant revenues	$301,313	98.4%	$294,642	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	74,982	24.9	75,075	25.5
Labor	101,882	33.8	98,606	33.5
Other operating	37,090	12.3	37,405	12.7
Occupancy	22,573	7.5	21,114	7.2
Restaurant-level operating profit	64,786	21.5	62,442	21.2

Add — Franchise royalties, fees and other revenue	5,036	1.6	4,817	1.6
Deduct — other operating:
Depreciation and amortization	17,834	5.8	16,652	5.6
General and administrative	28,967	9.5	25,500	8.5
Selling	8,641	2.8	8,377	2.8
Pre-opening costs	834	0.3	983	0.3
Total other operating	56,276	18.4	51,512	17.2

Income from operations	13,546	4.4	15,747	5.3

Interest expense, net and other	1,089	0.4	1,833	0.6
Income tax expense	2,977	1.0	3,356	1.1
Total other	4,066	1.3	5,189	1.7

Net income	$9,480	3.1%	$10,558	3.5%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues and not total revenues.